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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): March 27, 2002
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                           CDW Computer Centers, Inc.
                           --------------------------
             (Exact Name of Registrant as Specified in Its Charter)



          Illinois                        0-21796                36-3310735
          --------                        -------                ----------
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)


         200 N. Milwaukee Ave.
         Vernon Hills, Illinois                                    60061
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code: (847) 465-6000
                                                    --------------



                                       N/A
                                       ---
          (Former Name or Former Address, if Changed Since Last Report)


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Item 5. Other Events.

     On March 27, 2002, CDW Computer Centers, Inc. issued a press release commenting on an agreement by its director and employee Gregory C. Zeman to sell 2,000,000 shares of CDW's common stock to Morgan Stanley. The text of the March 27, 2002 release is as follows:

     VERNON HILLS, Ill. - March 27, 2002 - CDW (Nasdaq: CDWC) today announced that Gregory C. Zeman has agreed to sell 2,000,000 shares of CDW common stock to Morgan Stanley. The terms of the transaction are reflected in an agreement that has been filed with the Securities and Exchange Commission. The transaction is expected to settle on Monday, April 1, 2002.

     All shares in the offering are being sold by Mr. Zeman, a member of CDW's Board of Directors and employed as an advisor to the company. The total number of CDW shares outstanding will not change as a result of the transaction, and CDW will not receive any of the proceeds of the sale. Mr. Zeman acquired the shares being sold by him pursuant to the exercise of stock options granted to him under the MPK Stock Option Plan. The MPK Stock Option Plan was established in 1992 by Michael P. Krasny, CDW's founder and former chairman and chief executive officer. Mr. Krasny granted Mr. Zeman nonforfeitable options pursuant to the MPK Stock Option Plan to purchase shares of CDW common stock owned by Mr. Krasny. At the completion of the offering, Mr. Zeman will continue to have options under the MPK Stock Option Plan to purchase an additional 958,864 shares.

     Due to the exercise of Mr. Zeman's options, CDW will realize an income tax benefit of approximately $37.9 million. Approximately $0.4 million of this figure was previously recorded to deferred taxes, and the incremental tax benefit of $37.5 million will be recorded as an increase to paid-in-capital. In addition, CDW will incur incremental payroll taxes of approximately $1.4 million due to the exercise of the options. This will reduce CDW's diluted earnings per share by approximately $0.01 for the quarter ending March 31, 2002.

     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

     This offering of the shares of common stock may be made only by means of a prospectus and related prospectus supplement, a copy of which can be obtained from the offices of Morgan Stanley, 1585 Broadway, New York, New York, 10036. An electronic copy of the prospectus will be available on the Securities and Exchange Commission web site at www.sec.gov.

     The statements in this press release that are forward-looking (that is, not historical in nature) are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks and uncertainties which may have a significant impact on such statements. Additional discussion regarding these risks and uncertainties and other factors affecting the Company's business and prospects is contained in the Company's filings with the Securities and Exchange Commission.


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     About CDW

     CDW(R) (Nasdaq: CDWC - news), ranked No. 435 on the Fortune 500, is a direct solutions provider of complete, customized technology solutions for businesses, government agencies and educational institutions nationwide. CDW is a leading source of technology products and services from companies such as Cisco, Compaq, Computer Associates, Hewlett-Packard, IBM, Intel, Microsoft, Toshiba and other top name brands. CDW distributes contracts to end users for customized and standardized on-site services provided directly by firms such as Compaq Global Services and DecisionOne and for training programs provided directly by firms such as KnowledgeNet and Productivity Point International.

     CDW was founded in 1984 as a home-based business and today employs more than 2,800 coworkers whose efforts generated net sales of approximately $4 billion in 2001. CDW's direct model offers one-on-one relationships with highly trained account managers; purchasing by fax, telephone, the company's award-winning www.cdw.com Web site or customized CDW@work extranets; custom configured solutions and same day shipping; flexible financing solutions; and phone and online technical support, with more than 100 factory-trained and A+ certified technicians on staff.

     Additional information can be found by visiting www.cdw.com .

     CDW Computer Centers, Inc., 200 N. Milwaukee Ave., Vernon Hills, IL 60061 www.cdw.com .

                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CDW Computer Centers, Inc.

Date:  March 28, 2002                     By:  /s/ Barbara A. Klein
                                               --------------------------
                                               Barbara A. Klein
                                               Senior Vice President and
                                               Chief Financial Officer


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